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Exhibit 99(a)(2)(D)

Inamed Announces Positive Recommendation of Allergan Exchange Offer

        Santa Barbara, Calif., December 13, 2005—Inamed Corporation (Nasdaq: IMDC) announced today that its board of directors has unanimously determined to recommend that Inamed stockholders tender their shares to Allergan upon execution by Inamed of the definitive Agreement and Plan of Merger between Inamed and Allergan executed and delivered by Allergan on December 6, 2005.

        Subsequent to the termination of its merger agreement with Medicis Pharmaceutical Corporation on December 13, 2005, Inamed has taken the steps required to comply with the terms of the irrevocable offer letter delivered to Inamed by Allergan on December 6, 2005. Under that irrevocable offer letter, Inamed has the ability to enter into the previously negotiated and disclosed Agreement and Plan of Merger with Allergan, upon satisfaction of certain conditions contained in the letter.

        "The Inamed board is supportive of the Allergan offer and expects to consider final approval of the Allergan Agreement and Plan of Merger shortly," said Nicholas L. Teti, Chairman and Chief Executive Officer of Inamed.

        The terms of the exchange offer are described in Allergan's Schedule TO filed with the Securities and Exchange Commission on December 12, 2005. Inamed intends to file an amended statement on Schedule 14D-9 with the Securities and Exchange Commission today reflecting its recommendation that the Inamed stockholders tender their shares to Allergan pursuant to the exchange offer described in the Agreement and Plan of Merger.

About Inamed

        Inamed (Nasdaq:IMDC) is a global healthcare company with over 25 years of experience developing, manufacturing and marketing innovative, high-quality, science-based products. Current products include breast implants for aesthetic augmentation and for reconstructive surgery; a range of dermal products to treat facial wrinkles; and minimally invasive devices for obesity intervention, including the LAP-BAND® System for morbid obesity. Inamed's web site is www.inamed.com.

Additional Information about the Allergan Tender Offer and Where to Find It

        In connection with the pending tender offer by Allergan, Allergan filed a Schedule TO and Registration Statement on Form S-4 that contains a prospectus and Inamed filed a Schedule 14D-9 and a related amendment. The Allergan Registration Statement on Form S-4 has not yet become effective. INVESTORS AND SECURITY HOLDERS OF INAMED ARE URGED TO READ THE SCHEDULE TO, THE SCHEDULE 14D-9 (INCLUDING ANY AMENDMENTS THERETO) AND THE PRELIMINARY VERSION OF THE ALLERGAN REGISTRATION STATEMENT AND PROSPECTUS. The definitive versions of these materials and other relevant materials (when they become available), and any other documents filed by Inamed or Allergan with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Inamed by directing a written request to: Inamed, 5540 Ekwill Street, Santa Barbara, CA 93111, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus, Schedule TO, Schedule 14D-9 (including any amendments thereto) and the other relevant materials when they become available before making any investment decision with respect to the Allergan tender offer.

        This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

        This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management's current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Inamed is providing this information as of December 13, 2005 and expressly disclaims any duty to update information contained in this press release Forward-looking statements in this press release include, without limitation, express and implied statements regarding Inamed's negotiations with Allergan and regulatory approvals. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to the documents filed by Inamed with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: risks that Inamed will be unable to reach agreement with Allergan; and risks of stockholder litigation. The information contained in this press release is a statement of Inamed's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Inamed's assumptions. Inamed may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Inamed's assumptions or otherwise. Inamed undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Inamed Contact:
Charles Huiner
(805) 683-6761

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Inamed Announces Positive Recommendation of Allergan Exchange Offer